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                                                                   Exhibit 10.27
                              STANDARD FORM LEASE

1.   Basic Provisions

     1.1 Parties: This Lease, executed in duplicate at Cupertino, California, on May _____, 2000, by and between Mission West Properties, L.P., a Delaware limited partnership, and ONI Systems Corporation, a Delaware Corporation, hereinafter called respectively Lessor and Lessee, without regard to number or gender.

     1.2 Letting: Lessor hereby leases to Lessee, and Lessee hires from Lessor, the Premises, for the term, at the rental and upon all the terms and conditions set forth herein.

     1.3 Use: Lessee may use the Premises for the purpose of conducting therein office, research and development, light manufacturing, and warehouse activities, and any other legal activity.

     1.4 Premises: The real property with appurtenances as shown on Exhibit A (the "Premises") situated in the City of San Jose, County of Santa Clara, State of California, and more particularly described as follows:

     The Premises for Phase I includes three 98,500 square foot two story buildings and one 50,500 sq.ft. single story building totaling 346,000 sq.ft. ("Phase I") including all improvements thereto, as shown on Exhibit
     A.1 including the right to use not less than 1211 unreserved parking spaces. The address for the Premises is ____ Silver Creek, San Jose, California. Lessee's pro-rata share of the Premises is 100%.

     The Premises for Phase II is one 98,500 square foot two story building ("Phase II"), including all improvements thereto, as shown on Exhibit A.1 including the right to use not less than 345 unreserved parking spaces. The address of the Premises for Phase II is _____ Silver Creek, San Jose, California. Lessee's pro-rata share of the Premises for Phase II is 100%.

     The total combined Premises for Phase I and Phase II is four 98,500 square foot two story buildings and one 50,500 square foot single story building totaling 444,500 square feet ("Phase I and Phase II") including all improvements thereto, as shown on Exhibit A.1 including the right to use all of the available unreserved parking spaces. Lessee's pro-rata share of the Premises is 100%.

     1.5 Term: The term shall be for one hundred twenty (120) months unless extended pursuant to Section 35 of this Lease (the "Lease Term"), commencing on the Commencement Date as defined in Section 1.11 and ending one hundred twenty
(120) months thereafter.

     Rent: Base rent shall be payable in monthly installments as follows:

                                              Base rent   Estimated CAC*     Total
                                              ---------  ---------------    --------
     Months 1 through 12 (Phase I only)**      $615,880         $42,904*    $658,784
     Months 13 through 23 (Phase I only)**     $640,515         $44,620*    $685,135
     Month 24 (Phase I and Phase II)**         $822,858         $57,326*    $880,184
     Months 25 through 36 (Phase I & II)**     $855,773         $59,619*    $915,392

Monthly base rent to increase by 4% on the annual anniversary of the Commencement Date each year during the Lease Term over the prior year's rent rounded to the nearest dollar.

* CAC charges to be adjusted per Common Area Charges Section below

** Assumes Substantial Completion of Phase II twenty three months after Phase I

Base rent and CAC as scheduled above shall be payable in advance on or before the first day of each calendar month during the Lease Term. The term "Rent," as used herein, shall be deemed to be and to mean the base monthly rent and all other sums required to be paid by Lessee pursuant to the terms of this Lease. Rent shall be paid in lawful money of the United States of America, without offset or deduction, and shall be paid to Lessor at such place or places as may be designated from time to time by Lessor. Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment. Upon execution of this Lease, Lessee shall deposit with Lessor the first month's rent ( including estimated CAC) in the amount of $658,784 and the Security Deposit.

     1.7 Security Deposit: Lessee shall deposit with Lessor the sum of One Million Three Hundred and Seventeen Thousand Five Hundred and Sixty Eight Dollars ($1,317,568) (the "Security Deposit"). The Security Deposit shall be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants, and conditions of this Lease applicable to Lessee. If Lessee commits a default as provided for herein, including but not limited to a default with respect to the provisions contained herein relating to the condition of the Premises, Lessor may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any amount which Lessor may spend by reason of default by Lessee. If any portion of the Security Deposit is so used or applied, Lessee shall, within ten days after written demand therefore, deposit cash with Lessor in an amount sufficient to restore the Security Deposit to its original amount. Lessee's failure to do so shall be a default by Lessee. Any attempt by Lessee to transfer or encumber its interest in the Security Deposit shall be null and void. Upon occupancy of Phase II, Lessee's Security Deposit shall be increased to One Million Eight Hundred and Thirty Thousand Seven Hundred and Eight Four Dollars ($1,830,784). Notwithstanding the above, Lessee may reduce the Security Deposit to an amount equal to one month's rent and CAC provided Lessee has a shareholder's equity of a minimum of $100 million based on their last 10-Q. If at any time during this Lease Term, Lessee's shareholder's equity is less than $100 million, Lessee shall deposit with Lessor the Security Deposit referenced above within ten days after the issuance of Lessee's financial statements indicating the reduction in shareholder's equity below $100 million. If Lessee fails to make the Security Deposit as required, Lessee shall be deemed to be in default per Section 14.1
(a) of this Lease.

     1.8 Common Area Charges: Lessee shall pay to Lessor, as additional Rent, an amount equal to Lessee's pro-rata share of the total common area charges of the Premises as defined below (the common area charges for the Premises is referred to herein as ("CAC"). Lessee shall pay to Lessor as Rent, on or before the first day of each calendar month during the Lease Term, subject to adjustment and reconciliation as provided hereinbelow, the sum of Forty Two Thousand Nine Hundred and Four Dollars ($42,904) for Phase I and Fifty Seven Thousand Three Hundred and Twenty Six Dollars ($57,326)for Phase I and Phase II combined, said sum representing Lessee's estimated monthly payment of Lessee's percentage share of CAC and includes a fixed monthly sum of Ten Thousand Three Hundred and Eighty Dollars ($10,380) for Phase I and Thirteen Thousand Three Hundred and Thirty Five Dollars ($13,335) for Phase I and Phase II combined which represents the long term capital reserve for replacement of HVAC units, parking lot, roof and painting of building exterior ("Capital Reserves"). It is understood and agreed that Lessee's obligation under this paragraph shall be prorated to reflect the Commencement Date and the end of the Lease Term.

Lessee's estimated monthly payment of CAC payable by Lessee during the calendar year in which the Lease commences is set forth above. At or prior to the commencement of each succeeding calendar year term (or as soon as practical thereafter), Lessor shall provide Lessee with Lessee's estimated monthly payment for CAC which Lessee shall pay to Lessor as Rent. Within 120 days of the end of the calendar year and the end of the Lease Term, Lessor shall provide Lessee a statement of actual CAC

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incurred including capital reserves for the preceding year or other applicable period in the case of a termination year. If such statement shows that Lessee has paid less than its actual percentage, then Lessee shall on demand pay to Lessor the amount of such deficiency. If such statement shows that Lessee has paid more than its actual percentage, then Lessor shall, at its option, promptly refund such excess to Lessee or credit the amount thereof to the Rent next becoming due from Lessee. Lessor reserves the right to revise any estimate of CAC if the actual or projected CAC show an increase or decrease in excess of 10% from an earlier estimate for the same period. In such event, Lessor shall provide a revised estimate to Lessee, together with an explanation of the reasons therefore, and Lessee shall revise its monthly payments accordingly. Lessor's and Lessee's obligation with respect to adjustments at the end of the Lease Term or earlier expiration of this Lease shall survive the Lease Term or earlier expiration.

As used in this Lease, CAC shall include but is not limited to: (i) items as specified in Sections 5(b), 6, and 31; (ii) all costs and expenses including but not limited to supplies, materials, equipment and tools used or required in connection with the operation and maintenance of the Premises; (iii) licenses, permits and inspection fees; (iv) all other costs incurred by Lessor in maintaining and operating the Premises; (v) Capital Reserves replacements and government regulations imposed on the Premises not related to Lessee's use and occupancy of the Premises; and (vi) an amount equal to three percent (3%) of the base rent and CAC, as compensation for Lessor's accounting and management services. Lessee shall have the right to review the basis and computation analysis used to derive the CAC applicable to this Lease annually. The CAC shall exclude maintenance and repair costs which are covered by any warranty, insurance or other right of reimbursement; costs of correcting defects in the design or construction of the building shells; any debt service or ground lease rent; amounts paid to third parties which are affiliated with Lessor in excess of what Lessor would have paid if the goods or services had been competitively priced; costs for which the Capital Reserves have been established; and other items or charges which are not customarily recovered or reimbursed as an operating expense by owners of leased properties comparable to the Premises.

     1.9 Late Charges: Lessee hereby acknowledges that a late payment made by Lessee to Lessor of Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges, which may be imposed on Lessor according to the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any other sum due from Lessee is not received by Lessor or Lessor's designee within five (5) days after such amount is due, Lessee shall pay to Lessor a late charge equal to five (5%) percent of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payments made by Lessee. Acceptance of such late charges by Lessor shall in no event constitute a waiver of Lessee's default with respect to such overdue amount, nor shall it prevent Lessor from exercising any of the other rights and remedies granted hereunder. Lessor shall allow two late payments during any 12 month period as a result of accounting errors and give Lessee a notice of delinquency and a five day cure period before any late charge is imposed.

     1.10 Quiet Enjoyment: Lessor covenants and agrees with Lessee that upon Lessee paying Rent and performing its covenants and conditions under this Lease, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises for the Lease Term, subject, however, to the rights reserved by Lessor hereunder.

     1.11 Possession for Phase I: Possession shall be deemed tendered and the term shall commence upon the first to occur of the following (the "Commencement Date"): (i) the Premises are Substantially Complete or (ii) Lessee occupies the Premises or (iii) if Lessor is prevented from or delayed in completing its work under this Lease due to Lessee Delays, such work will be deemed Substantially Complete as of the date on which it would have been Substantially Complete had it not been for such Lessee Delays. It is the intention of Lessee and Lessor that February 1, 2001 shall be the Commencement Date.

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"Substantially Complete for Phase I" shall mean that: (i) Lessor has tendered possession of Premises to Lessee, (ii) Lessor has met all requirements for occupancy, (iii) The Lessee Interior Improvements are materially complete per the approved plans including gas, electric, water and sewer service, exclusive of telephone or other communication systems, punchlist items and there remains no incomplete or defective items of work which would materially adversely affect Lessee's intended use of the Premises of Phase I, (iv) the interior of each building in Phase I is in a "broom clean" condition, and (v) completion of parking facilities for Phase I.

     1.12 Possession for Phase II: Possession shall be deemed tendered and the term shall commence for Phase II upon the first to occur of the following (the "Commencement Date for Phase II"): (i) the Premises for Phase II are Substantially Complete or (ii) Lessee occupies the Premises for Phase II and commences to conduct business operations or (iii) if Lessor is prevented from or delayed in completing its work under Section 2 of this Lease due to Lessee Delays, such work will be deemed Substantially Complete for Phase II as of the date on which it would have been Substantially Complete for Phase II had it not been for such Lessee Delays. It is the intention of Lessee and Lessor that January 1, 2003 shall be the Commencement Date for Phase II.

"Substantially Complete for Phase II" shall mean that: (i) Lessor has tendered possession of the Premises for Phase II to Lessee, (ii) Lessor has met all requirements for occupancy of the Premises for Phase II, (iii) The Lessee Interior Improvements for Phase II are materially complete per the approved plans including gas, electric, water and sewer service, exclusive of telephone or other communication systems, punch list items and there remains no incomplete or defective items of work which would materially adversely affect Lessee's intended use of the Premises for Phase II, (iv) the interior of the building in Phase II is in a "broom clean" condition, and (v) completion of parking facilities for Phase II.

     1.13 Commencement Date Memorandum for Phase I: When the actual Commencement Date for Phase I is determined as provided for in this Lease, the parties shall execute a Commencement Date Memorandum for Phase I setting forth the Commencement Date for Phase I and the termination date but failure to do so shall not affect the continuing validity and enforceability of this Lease, which shall remain in full force and effect.

     1.14 Commencement Date Memorandum for Phase II: When the actual Commencement Date for Phase II is determined as provided for in this Lease, the parties shall execute a Commencement Date Memorandum for Phase II setting forth the Commencement Date for Phase II and the termination date but failure to do so shall not affect the continuing validity and enforceability of this Lease, which shall remain in full force and effect.

2.   Lessee's Improvements

     2.1 Building Shell for Phase I: The "Building Shell for Phase I", as defined in the attached Exhibit B shall be constructed at Lessor's sole cost and expense by independent contractors to be employed by and under the supervision of Lessor in accordance with the site plan, elevations, plans, specifications, and working drawings to be prepared by Lessor, which have been approved by Lessee, with a list of such plans approved by Lessee being attached hereto as Exhibit C (collectively the "Shell Plans for Phase I"). Lessor shall be responsible for ensuring that Building Shell for Phase I conform to the approved plans and all applicable statutes, rules, regulations, ordinances, and City of San Jose Building Department interpretations necessary for occupancy.

     2.1.1 Lessee Interior Improvements for Phase I: The "Lessee Interior Improvements for Phase I" shall be defined as all items not part of the Building Shell for Phase I and shall be constructed by independent contractors to be employed by and under the supervision of Lessor, in accordance with complete plans and specifications prepared by Lessor for submission to the City of San Jose ("Lessee Improvement Plans for Phase I"), complete with all mechanical and electrical design, approved

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by Lessee, and then to be attached hereto as Exhibit D. Lessee and its designated representatives, shall at all times during the construction of the Lessee Interior Improvements for Phase I have access to the Premises to monitor the progress of construction and Lessor's compliance with its obligation hereunder; provided however, that such access shall not unreasonably interfere with the activities of Lessor or its contractors. Lessee shall have a reasonable right to approve the independent contractors Lessor engages to construct the Lessee Interior Improvements. Lessee has employed an architect RMW, at Lessee sole expense, to prepare the design development plans for the Lessee's Interior Improvements. Lessee shall turn over these plans in CD form or electronic mail to Lessor's architect, who will prepare the construction drawings.

     2.1.2 Budget: Before entering into any contract with a contractor furnishing labor or materials in connection with the construction of the Lessee Interior Improvements for Phase I where the payment due under such contract is estimated by Lessor to be in excess of Fifty Thousand Dollars ($50,000), Lessor shall request bids from at least three (3) qualified contractors selected by Lessor and approved by Lessee (which approval shall not be unreasonably
withheld) for bidding.  Lessor will accept the lowest bid.   Lessee shall have
the opportunity to review and approve the qualified bidders list prepared by Lessor, which approval shall not be unreasonable withheld, and may select a bidder of Lessee's choice for each bid, provided the bidder, meets the Lessor's reasonable qualified bidder requirements. Lessor shall make available to Lessee all bids and supporting data (including schedules of values).

     2.1.3 Lessor's Allowance: Lessor shall contribute up to Six Million Nine Hundred and Twenty Thousand Dollars ($6,920,000) or Twenty Dollars ($20) per square foot towards construction of the Lessee Interior Improvements for Phase I (the "Phase I TI Allowance"), which is included in base rent.

     2.1.4 Cost Statement & Lessee's Contribution: Lessor will prepare for Lessee's approval a cost statement which upon completion and approval shall be attached as Exhibit E (the "Phase I Cost Statement"), showing the expected
construction cost of the Lessee Interior Improvements for Phase I.   Lessor may
include in the Phase I Cost Statement, a construction management fee, covering its overhead and profit equal to six percent (6%) of all costs shown on the Phase I Cost Statement including 3% for general conditions plus any additional costs approved by Lessee. No other general contractor's fees or costs shall be charged to Lessee or against the Phase I TI Allowance in connection with the Lessee Interior Improvements. If Lessor's actual cost exceeds the Phase I Cost Statement, Lessee may pay the excess or remove items until the total costs are
acceptable to Lessee.   Lessor and Lessee shall negotiate in good faith to
reduce the costs for construction of the Lessee Interior Improvements for Phase I by modifying the plans or taking other appropriate actions. Lessee shall pay its approved share of the cost for construction of the Lessee Interior Improvements for Phase I within fifteen (15) days after Lessor has billed Lessee and provided Lessee with evidence that the approved work being billed has been installed. All costs payable by Lessee for construction of the Lessee Interior Improvements for Phase I shall be reasonably documented and subject to verification by Lessee.

     2.1.5 Change Orders: Change to the plans for the Lessee Interior Improvements for Phase I or the Phase I Cost Statement after the final approval by the parties must be approved in writing by Lessor and Lessee, which approval
shall not be unreasonably withheld.   In this regard, Lessor shall not be
required to approve any change which will: (i) increase its cost contribution above the Phase I Cost Statement, (ii) structurally impair the Premises, or
(iii) materially and adversely effect the outside appearance of the subject
building.   Change orders shall be written and shall describe the nature of the change and the reasonably determined increase or decrease in each item of the Phase I Cost Statement (including the Lessor's management fee) occasioned by the
change.   If Lessee requests a change which will delay the Substantial
Completion of the Lessee Interior Improvements for Phase I beyond the Scheduled Completion Date (defined below), the maximum amount of Lessee Delay, as defined in Section 2.1.8 that can be attributed to the change shall also be specified in the change order.

     2.1.6 Inability to Obtain Materials: If Lessor notifies Lessee that any fittings, finished or other materials specified by Lessee for the Lessee Interior Improvements for Phase I are not: (i) regularly used, (ii) cannot be obtained within

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sixty (60) days after placing an order therefore, and (iii) Lessor reasonably determines that such extended delivery time will prohibit Lessor from Substantially Completing the Lessee Interior Improvements for Phase I by the Scheduled Completion Date, then Lessee shall within five days either (i) execute a change order selecting an alternative reasonably approved by Lessor, or (ii) agree that any delay in the Substantial Completion of the Lessee Interior Improvements for Phase I as a consequence of the inability to obtain the item will be a Lessee Delay.

     2.1.7 Time Periods For Approval: Lessee shall approve or disapprove any preliminary plans on or before the fifth (5th) business day following
submission to Lessee of the plan.    Lessee shall approve or disapprove on or
before the tenth (10th) business day following submission to Lessee of any final plans. All change orders shall be approved or disapproved within three (3)
business days during construction.   If plans or change orders are disapproved,
Lessee shall state the reason for disapproval and Lessor and Lessee shall act in good faith to resolve any issues. Lessor shall approve or disapprove any design development plans by architect RMW on or before the fifth (5th) business day following submission to Lessor of the plans. If plans are disapproved, Lessor shall state the reason for disapproval and Lessor and Lessee shall act in good faith to resolve any issues.

     2.1.8 Completion of the Work & Delay: Lessor shall use its best efforts to cause the Commencement Date of the initial term to occur not later than February 1, 2001. If the Commencement Date has not occurred by February 28, 2001, Lessee shall receive one day of base rent abatement for each day after February 28, 2001 until the Commencement Date. If Lessee is entitled to base rent abatement as provided in the preceding sentence, such abatement shall begin on the Commencement Date. Lessor and Lessee agree that having a Commencement Date after February 28, 2001 will cause Lessee and Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, the parties hereby agree that Lessee's right to the abatement of base rent specified herein represents a fair and reasonable settlement for both parties and neither party shall have further liability to the other for any damages. If the Commencement Date has not occurred by March 31, 2001, Lessee may at its sole option, by written notice to Lessor, have the right to terminate this Lease at any time after March 31, 2001 until the Commencement Date. Notwithstanding anything to the contrary herein (but subject to the last sentence of this section), all dates stated herein shall be extended for the number of days Lessor is unable to Substantially Complete the Premises as a result of delays: (i) due to governmental actions (other than governmental action of refusing to approve work which fails to comply with the law or the building permit) which occurs after receipt of normal building permits, (ii) due to acts of God, (iii) due to circumstances beyond Lessor's control, (iv) resulting from the City of San Jose failing to issue a building permit within thirty (30) days after submittal of plans by Lessor, and
(v) due to Lessee Delays. "Lessee Delays" means a delay in Substantial Completion resulting from (a) Lessee's failure to meet Lessee's deadlines for approval as shown on Exhibit F, (b) delays due to change orders, (c) delays due to Lessee's failure to meet the deadlines for approving any plans or change orders, and (d) delays because of the inability to obtain any product, materials, design, color, fitting, or finish pursuant to this Section 2.1.6. Notwithstanding the above, Lessor shall not be entitled to a delay exceeding 180 days as a result of (ii), (iii) or (iv) above.

     2.1.9 Standard of Performance: Lessor shall be responsible for ensuring that the Building Shell and the Lessee Interior Improvements for Phase I conform to all applicable Laws and the approved plans for the Lessee Interior Improvements for Phase I and are performed in a good and workmanlike manner. Neither Lessee's approval of the plans for the Lessee Interior Improvements for Phase I, the Phase I Cost Estimate, nor Lessee's recommendation of any contractor for the work, shall relieve Lessor of its obligations under this Lease nor make Lessee liable to Lessor or any contractor , or their subcontractors with respect to the work. Lessor shall complete punchlist items within 30 days after Commencement Date.

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     2.1.10  Installation of Lessee's improvements: Lessee shall be permitted during the installation of Lessee Improvements by Lessor to inspect Lessor's work and to install Lessee items such as telephone, security and moveable partitions and other Lessee related work provided it does not materially interfere with or delay Lessor's work or final approvals ("Lessee's Work").

     2.2 Building Shell for Phase II: The "Building Shell for Phase II", as defined in the attached Exhibit B shall be constructed at Lessor's sole cost and expense by independent contractors to be employed by and under the supervision of Lessor in accordance with the site plan, elevations, plans, specifications, and working drawings to be prepared by Lessor, which have been approved by Lessee, and thereafter attached hereto as Exhibit C.1 (collectively the "Shell Plans for Phase II"). Lessor shall be responsible for ensuring that Building Shell for Phase II conform to the approved plans and all applicable statutes, rules, regulations, ordinances, and City of San Jose Building Department interpretations necessary for occupancy.

     2.2.1 Lessee Interior Improvements for Phase II: The "Lessee Interior Improvements for Phase II" shall be defined as all items not part of the Building Shell for Phase II and shall be constructed by independent contractors to be employed by and under the supervision of Lessor, in accordance with complete plans and specifications prepared by Lessor for submission to the City of San Jose ("Lessee Improvement Plans for Phase II"), complete with all mechanical and electrical design, approved by Lessee, and then to be attached hereto as Exhibit D.1. Lessee and its designated representatives, shall at all times during the construction of the Lessee Interior Improvements for Phase II have access to the Premises to monitor the progress of construction and Lessor's compliance with its obligation hereunder; provided however, that such access shall not unreasonably interfere with the activities of Lessor or its
contractors.    Lessee shall have a reasonable right to approve the independent contractors Lessor engages to construct the Lessee Interior Improvements.
Lessee has employed an architect RMW, at Lessee sole expense, to prepare the design development plans for the Lessee's Interior Improvements. Lessee shall turn over these plans in CD form or electronic mail to Lessor's architect, who will prepare the construction drawings.

     2.2.2 Budget: Before entering into any contract with a contractor furnishing labor or materials in connection with the construction of the Lessee Interior Improvements for Phase II where the payment due under such contract is estimated by Lessor to be in excess of Fifty Thousand Dollars ($50,000), Lessor shall request bids from at least three (3) qualified contractors selected by Lessor and approved by Lessee (which approval shall not be unreasonably
withheld) for bidding.  Lessor will accept the lowest bid.   Lessee shall have
the opportunity to review and approve the qualified bidders list prepared by Lessor, which approval shall not be unreasonable withheld, and may select a bidder of Lessee's choice for each bid, provided the bidder, meets the Lessor's reasonable qualified bidder requirements. Lessor shall make available to Lessee all bids and supporting data (including schedules of values).

     2.2.3 Lessor's Allowance: Lessor shall contribute up to One Million Nine Hundred and Seventy Thousand Dollars ($1,970,000) or Twenty Dollars ($20) per square foot towards construction of the Lessee Interior Improvements for Phase II (the " Phase II TI Allowance"), which is included in base rent.

     2.2.4 Cost Statement & Lessee's Contribution: Lessor will prepare for Lessee's approval a cost statement which upon completion and approval shall be attached as Exhibit E.1 (the "Phase II Cost Statement"), showing the expected
construction cost of the Lessee Interior Improvements for Phase II.   Lessor may
include in the Phase II Cost Statement, a construction management fee, covering its overhead and profit equal to six percent (6%) of all costs shown on the Phase II Cost Statement including 3% for general conditions plus any additional costs approved by Lessee. No other general contractor's fees or costs shall be charged to Lessee or against the Phase II TI Allowance in connection with the Lessee Interior Improvements. If Lessor's actual cost exceed the Phase II Cost Statement, Lessee may pay the excess or remove items until the total costs are

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acceptable to Lessee.   Lessor and Lessee shall negotiate in good faith to
reduce the costs for construction of the Lessee Interior Improvements for Phase II by modifying the plans or taking other appropriate actions. Lessee shall pay its approved share of the cost for construction of the Lessee Interior Improvements for Phase II within fifteen (15) days after Lessor has billed Lessee and provided Lessee with evidence that the approved work being billed has been installed. All costs payable by Lessee for construction of the Lessee Interior Improvements for Phase II shall be reasonably documented and subject to verification by Lessee.

     2.2.5 Change Orders: Change to the plans for the Lessee Interior Improvements for Phase II or the Phase II Cost Statement after the final approval by the parties must be approved in writing by Lessor and Lessee, which approval shall not be unreasonably withheld. In this regard, Lessor shall not be required to approve any change which will: (i) increase its cost contribution above the Phase II Cost Statement, (ii) structurally impair the Premises, or
(iii) materially and adversely effect the outside appearance of the subject
building.   Change orders shall be written and shall describe the nature of the change and the reasonably determined increase or decrease in each item of the Phase II Cost Statement (including the Lessor's management fee) occasioned by
the change.   If Lessee requests a change which will delay the Substantial
Completion of the Lessee Interior Improvements for Phase II beyond the Scheduled Completion Date (defined below), the maximum amount of Lessee Delay, as defined in Section 2.1.8 that can be attributed to the change shall also be specified in the change order.

     2.2.6 Inability to Obtain Materials: If Lessor notifies Lessee that any fittings, finished or other materials specified by Lessee for the Lessee Interior Improvements for Phase II are not: (i) regularly used, (ii) cannot be obtained within sixty (60) days after placing an order therefore, and (iii) Lessor reasonably determines that such extended delivery time will prohibit Lessor from Substantially Completing the Lessee Interior Improvements for Phase II by the Scheduled Completion Date, then Lessee shall within five days either
(i) execute a change order selecting an alternative reasonably approved by Lessor, or (ii) agree that any delay in the Substantial Completion of the Lessee Interior Improvements for Phase II as a consequence of the inability to obtain the item will be a Lessee Delay.

     2.2.7 Time Periods For Approval: Lessee shall approve or disapprove any preliminary plans on or before the fifth (5th) business day following
submission to Lessee of the plan.    Lessee shall approve or disapprove on or
before the tenth (10th) business day following submission to Lessee of any final plans. All change orders shall be approved or disapproved within three (3)
business days during construction.   If plans or change orders are disapproved,
Lessee shall state the reason for disapproval and Lessor and Lessee shall act in good faith to resolve any issues. Lessor shall approve or disapprove any design development plans by architect RMW on or before the fifth (5th) business day following submission to Lessor of the plans. If plans are disapproved, Lessor shall state the reason for disapproval and Lessor and Lessee shall act in good faith to resolve any issues.

     2.2.8 Completion of the Work & Delay: Lessor shall use its best efforts to cause the Commencement Date of the initial term to occur not later than January 1, 2002. If the Commencement Date has not occurred by February 1, 2002, Lessee shall receive one day of base rent abatement for each day after February 1, 2002 until the Commencement Date. If Lessee is entitled to base rent abatement as provided in the preceding sentence, such abatement shall begin on the Commencement Date. Lessor and Lessee agree that having a Commencement Date after February 1, 2002 will cause Lessee and Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Accordingly, the parties hereby agree that Lessee's right to the abatement of base rent specified herein represents a fair and reasonable settlement for both parties and neither party shall have further liability to the other for any damages. If the Commencement Date has not occurred by February 1, 2002, Lessee may at its sole option, by written notice to Lessor, have the right to terminate this Lease at any time

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after February 1, 2002 until the Commencement Date. Notwithstanding anything to the contrary herein (but subject to the last sentence of this section), all dates stated herein shall be extended for the number of days Lessor is unable to Substantially Complete the Premises as a result of delays: (i) due to governmental actions (other than governmental action of refusing to approve work which fails to comply with the law or the building permit) which occurs after receipt of normal building permits, (ii) due to acts of God, (iii) due to circumstances beyond Lessor's control, (iv) resulting from the City of San Jose failing to issue a building permit within thirty (30) days after submittal of plans by Lessor, and (v) due to Lessee Delays. "Lessee Delays" means a delay in Substantial Completion resulting from (a) Lessee's failure to meet Lessee's deadlines for approval as shown on Exhibit F, (b) delays due to change orders,
(c) delays due to Lessee's failure to meet the deadlines for approving any plans or change orders, and (d) delays because of the inability to obtain any product, materials, design, color, fitting, or finish pursuant to this Section 2.2.6. Notwithstanding the above, Lessor shall not be entitled to a delay exceeding 180 days as a result of (ii), (iii) or (iv) above.

     2.2.9 Standard of Performance: Lessor shall be responsible for ensuring that the Building Shell and the Lessee Interior Improvements for Phase II conform to all applicable Laws and the approved plans for the Lessee Interior Improvements for Phase II and are performed in a good and workmanlike manner. Neither Lessee's approval of the plans for the Lessee Interior Improvements for Phase II, the Phase II Cost Estimate, nor Lessee's recommendation of any contractor for the work, shall relieve Lessor of its obligations under this Lease nor make Lessee liable to Lessor or any contractor, or their subcontractors with respect to the work. Lessor shall complete punchlist items within 30 days after Commencement Date of Phase II.

     2.2.10 Installation of Lessee's improvements: Lessee shall be permitted during the installation of Lessee Improvements by Lessor to inspect Lessor's work and to install Lessee items such as telephone, security and moveable partitions and other Lessee related work provided it does not materially interfere with or delay Lessor's work or final approvals ("Lessee's Work").

     2.2.11 Adjustment of Initial Base Rent for Phase II: If the cost per rentable square foot of constructing the Building Shell for Phase II ("Phase II Shell Cost") exceeds 104% of the cost per rentable square foot of constructing the Building Shell for Phase I ("Phase I Shell Cost"), the initial base monthly rent for Phase II shall be adjusted as follows: (i) if the Phase II Shell Cost is no more than 108% of the Phase I Shell Cost, the initial base monthly rent shall increase by 1% for each percentage point by which the Phase II Shell Cost exceeds 104% of the Phase I Shell Cost; and (ii) .if the Phase II Shell Cost is greater than 108% of the Phase I Shell Cost, the initial base monthly rent shall increase by the sum of 4% plus fifty basis points for each percentage point by which the Phase II Shell Cost exceeds 108% of the Phase I Shell Cost.


     2.3 Acceptance Of Premises And Covenants To Surrender: Lessee accepts the Premises in an "AS IS" condition and "AS IS" state of repair, subject to Lessor's (a) representation that the Premises are in good order and repair, and comply with all requirements for occupancy and comply with 2.1 for Phase I and
2.2 for Phase II as of the Commencement Date; and (b)warranty against defects in materials or workmanship which shall continue as to all claims arising within one year after the Commencement Date for each of Phase I and Phase II. Lessee shall have the benefit of any existing construction or equipment warranties.Lessee agrees on the last day of the Lease Term, or on the sooner termination of this Lease, to surrender the Premises to Lessor in Good Condition and Repair. "Good Condition and Repair" shall generally mean that the Premises are in the condition that one would expect the Premises to be in, if throughout the Lease Term Lessee (i) uses and maintains the Premises in a commercially reasonable manner and in an accordance with the requirements of this Lease and
(ii) makes all Required Replacements. Lessee's duty to keep the Premises in Good Condition and Repair is limited by sections 19 and 21 of this Lease. "Required Replacements" are the replacements to worn-out equipment, fixtures, and improvements that a

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commercially reasonable owner-user would make excluding HVAC replacements, roof replacement, exterior painting and parking lot replacement. Notwithstanding the above Good Condition and Repair shall not mean in a new condition. All of the following shall be in Good Condition and Repair: (i) the interior walls and floors of all offices and other interior areas, (ii) all suspended ceilings and any carpeting shall be clean and in good condition, (iii) all glazing, windows, doors and door closures, plate glass, and (iv) all electrical systems including light fixtures and ballasts, plumbing, and temperature control systems. Lessee, on or before the end of the Lease Term or sooner termination of this Lease, shall remove all its personal property and trade fixtures from the Premises, and all such property not so removed shall be deemed to be abandoned by Lessee. Lessee shall reimburse Lessor for all disposition costs incurred by Lessor relative to Lessee's abandoned property. If the Premises are not surrendered at the end of the Lease Term or earlier termination of this Lease, Lessee shall indemnify Lessor against loss or liability resulting from any delay caused by Lessee in surrendering the Premises including, without limitation, any claims made by any succeeding Lessee founded on such delay. Lessor will provide Lessee notice in writing if Lessor has a new lease for The Premises or portion thereof that will result in damages or claims against Lessor.


3. Uses Prohibited: Lessee shall not commit, or suffer to be committed, any waste upon the Premises, or any nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant of the project in which the Premises are located or allow any sale by auction except auctions conducted over the internet upon the Premises, or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, or place any loads upon the floor, walls, or ceiling which may endanger the structure, or use any machinery or apparatus which will in any manner vibrate or shake the Premises, or place any harmful liquids in the drainage system of the building. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises outside of the building proper. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain on any portion of the Premises outside of the building structure, unless approved by the local, state federal or other applicable governing authority. Lessor consents to Lessee's use of materials which are incidental to the normal, day-to-day operations of any office user, such as copier fluids, cleaning materials, etc., but this does not relieve Lessee of any of its obligations not to contaminate the Premises and related real property or violate any Hazardous Materials Laws. Upon prior consent and approval by Lessor, which may not be unreasonably withheld, Lessee may utilize Hazardous Materials directly required for Lessee's research and development or light manufacturing and assembly activities subject to the provisions of Section 33.

4. Alterations And Additions: Lessee shall not make, or suffer to be made, any alteration or addition to said Premises, or any part thereof, without the express, advance written consent of Lessor; any addition or alteration to said Premises, except movable furniture and trade fixtures, shall become at once a part of the realty and belong to Lessor at the end of the Lease Term or earlier termination of this Lease. Alterations and additions which are not deemed as trade fixtures shall include HVAC systems, lighting systems, electrical systems, partitioning, carpeting, or any other installation which has become an integral part of the Premises. Lessee agrees that it will not proceed to make such alterations or additions until all required government permits have been obtained and after having obtained consent from Lessor to do so, until five (5) days from the receipt of such consent, so that Lessor may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Lessee's improvements. Lessee shall at all times permit such notices to be posted and to remain posted until the completion of work. At the end of the Lease Term or earlier termination of this Lease, Lessee shall remove and shall be required to remove its special tenant improvements, all related equipment, and any additions or alterations installed by Lessee at or during the Lease Term and Lessee shall return the Premises to the condition that existed before the installation of the tenant improvements. Notwithstanding the above, Lessor agrees to allow any reasonable alterations and improvements and will use its best efforts to notify Lessee at the time of approval if such improvements or alterations are to be removed at the end of the Lease Term or earlier termination of this Lease.

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5.   Maintenance Of Premises:

  (a) Lessee shall at its sole cost and expense keep, repair, and maintain the interior of the Premises in Good Condition and Repair, including, but not limited to, the interior walls and floors of all offices and other interior areas, doors and door closures, all lighting systems, temperature control systems (i.e. control thermostats and like in kind equipment), and plumbing systems, including any Required Replacements. Lessee shall provide interior and exterior window washing as needed. Lessee's duty to keep the Premises in Good Condition and Repair is subject to sections 19 and 21 of this Lease.

  (b) Lessor shall, at Lessee's expense, keep, repair, and maintain in Good Condition and Repair including replacements (based on a pro-rata share of (i) costs based on square footage or (ii) costs directly related to Lessee's use of the Premises) the following, which shall be included in the monthly CAC:

     1. The exterior of the building, any appurtenances and every part thereof, including but not limited to, glazing, sidewalks, parking areas, electrical systems, and painting of exterior walls. The parking lot to receive a finish coat every five to seven years.

     2. The HVAC by a service contract with a licensed air conditioning and heating contractor which contract shall provide for a minimum of quarterly maintenance of all air conditioning and heating equipment at the Premises including HVAC repairs or replacements which are either excluded from such service contract or any existing equipment warranties.

     3. The landscaping by a landscape contractor to water, maintain, trim and replace, when necessary, any shrubbery, irrigation parts, and landscaping at the Premises.

     4. The roof membrane by a service contract with a licensed reputable roofing contractor which contract shall provide for a minimum of semi-annual maintenance, cleaning of storm gutters, drains, removing of debris, and trimming overhanging trees, repair of the roof and application of a finish coat every five years to the building at the Premises.

     5. Exterior pest control.

     6. Fire monitoring services.

     7. Parking lot sweeping.

     8. Electrical Switchgear.

  (c) Lessee hereby waives any and all rights to make repairs at the expense of Lessor as provided in Section 1942 of the Civil Code of the State of California, and all rights provided for by Section 1941 of said Civil Code.

  (d) Lessor shall be responsible for the repair of any structural defects in the Premises including the roof structure (not membrane), exterior walls and foundation during the Lease Term.

6.   Insurance:

  A) Hazard Insurance: Lessee shall not use, or permit said Premises, or any part thereof, to be used, for any purpose other than that for which the Premises are hereby leased; and no use shall be made or permitted to be made of the Premises, nor acts done, which may cause a cancellation of any insurance policy covering the Premises, or any part thereof, nor shall Lessee sell or permit to be kept, used or sold, in or about said Premises, any article which may be prohibited by a special form property insurance policy. Lessee shall comply with any and all requirements, pertaining to said Premises, of any insurance organization or company, necessary for the maintenance of reasonable special form property insurance, covering the Premises. Lessor shall, at Lessee's sole cost and expense, purchase and keep in force special form property insurance, covering loss or damage to the Premises in an amount equal to the full replacement cost of the Premises, as determined by Lessor, with proceeds payable to Lessor. In the event of a loss per the insurance provisions of this paragraph, Lessee shall

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  be responsible for deductibles up to a maximum of $5,000 per occurrence.
  Lessee acknowledges that the insurance referenced in this paragraph does not include coverage for Lessee's personal property.

  B) Loss of Rents Insurance: Lessor shall, at Lessee's sole cost and expense, purchase and maintain in full force and effect, a policy of rental loss insurance, in an amount equal to the amount of Rent payable by Lessee commencing within sixty (60) days of the date of the loss or on the date of loss if reasonably available for the next ensuing one (1) year, as reasonably determined by Lessor with proceeds payable to Lessor ("Loss of Rents Insurance").

  C) Liability and Property Damage Insurance: Lessee, as a material part of the consideration to be rendered to Lessor, hereby waives all claims against Lessor and Lessor's Agents for damages to goods, wares and merchandise, and all other personal property in, upon, or about the Premises, and for injuries to persons in, upon, or about the Premises, from any cause arising at any time, and Lessee will hold Lessor and Lessor's Agents exempt and harmless from any damage or injury to any person, or to the goods, wares, and merchandise and all other personal property of any person, arising from the use or occupancy of the Premises by Lessee, or from the failure of Lessee to keep the Premises in Good Condition and Repair, as herein provided. Lessee shall, at Lessee's sole cost and expense, purchase and keep in force a standard policy of commercial general liability insurance and property damage policy covering the Premises and all related areas insuring the Lessee having a combined single limit for both bodily injury, death and property damage in an amount not less than five million dollars ($5,000,000.00) and Lessee's insurance shall be primary. The limits of said insurance shall not, however, limit the liability of Lessee hereunder. Lessee shall, at its sole cost and expense, comply with all of the insurance requirements of all local, municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to Lessee's use and occupancy of the said Premises. Subject to Lessee's obligations under Section 9, Lessee's duty to comply with insurance requirements and laws shall not require Lessee to make structural modifications or additions to Premises unless these are required by virtue of Lessee's specialized use of the Premises or alterations made by Lessee after the Commencement Date.

  D) Personal Property Insurance: Lessee shall obtain, at Lessee's sole cost and expense, special form property insurance including coverage for direct physical loss special form, and a sprinkler leakage endorsement insuring the personal property of Lessee. The proceeds from any personal property damage policy shall be payable to Lessee. Lessee shall be permitted to self-insure for loss of personal property subject to having a shareholder's equity of $50,000,000 and provided Lessee indemnifies Lessor against all damage claims to Lessor's satisfaction.

All insurance policies required in 6 C) and 6 D) above shall: (i) provide for a certificate of insurance evidencing the insurance required herein, being deposited with Lessor ten (10) days prior to the Commencement Date, and upon each renewal, such certificates shall be provided 15 days prior to the expiration date of such coverage, (ii) be in a form reasonably satisfactory to Lessor and shall provide the coverage required by Lessee in this Lease, (iii) be carried with companies with a Best Rating of B+VII minimum, (iv) specifically provide that such policies shall not be subject to cancellation, reduction of coverage, or other change except after 30 days prior written notice to Lessor,
(v) name Lessor, Lessor's lender, and any other party with an insurable interest in the Premises as designated by Lessor as additional insureds by endorsement to policy, and (vi) shall be primary.

Lessee agrees to pay to Lessor, as additional Rent, on demand, the full cost of the insurance policies referenced in 6 A) and 6 B) above as evidenced by insurance billings to Lessor which shall be included in the CAC. If Lessee does not occupy the entire project, the insurance premiums shall be allocated to the portion of the project occupied by Lessee on a pro-rata square footage or other equitable basis, as determined by Lessor. It is agreed that Lessee's obligation under this paragraph shall be prorated to the reflect the Commencement Date and the end of the Lease Term.

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Lessor and Lessee hereby waive any rights each may have against the other related to any loss or damage caused to Lessor or Lessee as the case may be, or to the Premises or its contents, and which may arise from any risk covered by fire and extended coverage insurance and those risks required to be covered under Lessee's personal property insurance. The parties shall provide that their respective insurance policies insuring the property or the personal property include a waiver of any right of subrogation which said insurance company may have against Lessor or Lessee, as the case may be.

7. Abandonment: Lessee shall not vacate or abandon the Premises at any time during the Lease Term; and if Lessee shall abandon, vacate or surrender said Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and left on the Premises shall be deemed to be abandoned, at the option of Lessor. Notwithstanding the above or any contrary provision elsewhere in this Lease, the Premises shall not be considered vacated or abandoned if Lessee maintains the Premises in Good Condition and Repair, provides security and is not in default.

8. Free From Liens: Lessee shall keep the subject Premises , free from any and all liens including but not limited to liens arising out of any work performed, materials furnished, or obligations incurred by Lessee. Lessee shall have no duty to keep Premises free of liens for work performed by Lessor at Lessor's expense. However, the Lessor shall allow Lessee to contest a lien claim, so long as the claim is discharged prior to any foreclosure proceeding being initiated against the property and provided Lessee provides Lessor a bond if the lien exceeds $5,000.

9. Compliance With Governmental Regulations: Lessee shall, at its sole cost and expense, comply with all of the requirements of all local, municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the Premises, and shall faithfully observe in the use and occupancy of the Premises all local and municipal ordinances and state and federal statutes now in force or which may hereafter be in force. Notwithstanding the above, Lessee shall not be obligated to pay for changes in compliance with Governmental Regulations if the cost exceeds Twenty Five Thousand Dollars ($25,000) and does not occur as a result of Lessee's specialized use of the Premises or alterations made by Lessee but such cost shall be amortized over their useful life (not to exceed 15 years) at Wells Fargo Prime Rate plus 1.0 and added to monthly CAC during Lease Term.

10.  Intentionally Omitted.

11. Advertisements And Signs: Lessee shall not place or permit to be placed, in, upon or about the Premises any unusual or extraordinary signs, or any signs not approved by the city, local, state, federal or other applicable governing authority. Lessee shall not place, or permit to be placed upon the Premises, any signs, advertisements or notices without the written consent of the Lessor, and such consent shall not be unreasonably withheld. A sign so placed on the Premises shall be so placed upon the understanding and agreement that Lessee will remove same at the end of the Lease Term or earlier termination of this Lease and repair any damage or injury to the Premises caused thereby, and if not so removed by Lessee, then Lessor may have the same removed at Lessee's expense.

12. Utilities: Lessee shall pay for all water, gas, heat, light, power, telephone and other utilities supplied to the Premises. Any charges for sewer usage, PG&E and telephone site service or related fees shall be the obligation of Lessee and paid for by Lessee. If any such services are not separately metered to Lessee, Lessee shall pay a reasonable proportion of all charges which are jointly metered, the determination to be made by Lessor acting reasonably and on any equitable basis. Lessor and Lessee agree that Lessor shall not be liable to Lessee for any disruption in any of the utility services to the Premises provided Lessor acts reasonably to avoid any such disruption, or if such disruption is unavoidable, to minimize the effect thereof on Lessee's use and enjoyment of the Premises, to extent that such disruption is within Lessor's control.

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13.  Attorney's Fees: In case suit should be brought for the possession of the
Premises, for the recovery of any sum due hereunder, because of the breach of any other covenant herein, or to enforce, protect, or establish any term, conditions, or covenant of this Lease or the right of either party hereunder, the losing party shall pay to the Prevailing Party reasonable attorney's fees which shall be deemed to have accrued on the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment. The term "Prevailing Party" shall mean the party that received substantially the relief requested, whether by settlement, dismissal, summary judgment, judgment, or otherwise.

14.  Default

     14.1 Lessee Default: The occurrence of any of the following shall constitute a default and breach of this Lease by Lessee: a) Any failure by Lessee to pay Rent or to make any other payment required to be made by Lessee hereunder when due if not cured within ten (10) days after written notice thereof by Lessor to Lessee; b) The abandonment or vacation of the Premises by Lessee except as provided in Section 7; c) A failure by Lessee to observe and perform any other provision of this Lease to be observed or performed by Lessee, where such failure continues for thirty days after written notice thereof by Lessor to Lessee; provided, however, that if the nature of such default is such that the same cannot be reasonably cured within such thirty (30) day period, Lessee shall not be deemed to be in default if Lessee shall, within such period, commence such cure and thereafter diligently prosecute the same to completion;
d) The making by Lessee of any general assignment for the benefit of creditors; the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy; e) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets or Lessee's interest in this Lease, or the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease.

     14.2 Surrender Of Lease: In the event of any such default by Lessee, then in addition to any other remedies available to Lessor at law or in equity, Lessor shall have the immediate option to terminate this Lease before the end of the Lease Term and all rights of Lessee hereunder, by giving written notice of such intention to terminate. In the event that Lessor terminates this Lease due to a default of Lessee, then Lessor may recover from Lessee: a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus b) the worth at the time of award of unpaid Rent which would have been earned after termination until the time of award exceeding the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus
d) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's failure to perform his obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and e) at Lessor's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law. As used in (a) and (b) above, the "worth at the time of award" is computed by allowing interest at the rate of Wells Fargo's prime rate plus two percent (2%) per annum. As used in (c) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

     14.3 Right of Entry and Removal: In the event of any such default by Lessee, Lessor shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Lessee.

     14.4 Abandonment: In the event of the vacation or abandonment, except as provided in Section 7, of the Premises by Lessee or in the event that Lessor shall elect to re-enter as provided in paragraph 14.3 above or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, and Lessor does not elect to terminate

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this Lease as provided in Section 14.2 above, then Lessor may from time to time, without terminating this Lease, either recover all Rent as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental rates and upon such other terms and conditions as Lessor, in its sole discretion, may deem advisable with the right to make alterations and repairs to the Premises. In the event that Lessor elects to relet the Premises, then Rent received by Lessor from such reletting shall be applied; first, to the payment of any indebtedness other than Rent due hereunder from Lessee to Lessor; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied to the payment of future Rent as the same may become due and payable hereunder. Should that portion of such Rent received from such reletting during any month, which is applied by the payment of Rent hereunder according to the application procedure outlined above, be less than the Rent payable during that month by Lessee hereunder, then Lessee shall pay such deficiency to Lessor immediately upon demand therefore by Lessor. Such deficiency shall be calculated and paid monthly. Lessee shall also pay to Lessor, as soon as ascertained, any costs and expenses incurred by Lessor in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

     14.5 No Implied Termination: No re-entry or taking possession of the Premises by Lessor pursuant to Section 14.3 or Section 14.4 of this Lease shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Lessee or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Lessor because of any default by Lessee, Lessor may at any time after such reletting elect to terminate this Lease for any such default.

15. Surrender Of Lease: The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subleases or sub tenancies, or may, at the option of Lessor, operate as an assignment to him of any or all such subleases or sub tenancies.

16. Taxes: Lessee shall pay and discharge punctually and when the same shall become due and payable without penalty, all real estate taxes, personal property taxes, taxes based on vehicles utilizing parking areas in the Premises, taxes computed or based on rental income (other than federal, state and municipal net income taxes), environmental surcharges, privilege taxes, excise taxes, business and occupation taxes, school fees or surcharges, gross receipts taxes, sales and/or use taxes, employee taxes, occupational license taxes, water and sewer taxes, assessments (including, but not limited to, assessments for public improvements or benefit), assessments for local improvement and maintenance districts, and all other governmental impositions and charges of every kind and nature whatsoever, regardless of whether now customary or within the contemplation of the parties hereto and regardless of whether resulting from increased rate and/or valuation, or whether extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing (all of the foregoing being hereinafter collectively called "Tax" or "Taxes") which, at any time during the Lease Term, shall be applicable or against the Premises, or shall become due and payable and a lien or charge upon the Premises under or by virtue of any present or future laws, statutes, ordinances, regulations, or other requirements of any governmental authority whatsoever. The term "Environmental Surcharge" shall include any and all expenses, taxes, charges or penalties imposed by the Federal Department of Energy, Federal Environmental Protection Agency, the Federal Clean Air Act, or any regulations promulgated thereunder, or any other local, state or federal governmental agency or entity now or hereafter vested with the power to impose taxes, assessments or other types of surcharges as a means of controlling or abating environmental pollution or the use of energy in regard to the use, operation or occupancy of the Premises. The term "Tax" shall include, without limitation, all taxes, assessments, levies, fees, impositions or charges levied, imposed, assessed, measured, or based in any manner whatsoever (i) in whole or in part on the Rent payable by Lessee under this Lease, (ii) upon or with respect to the use, possession, occupancy, leasing, operation or management of the Premises, (iii) upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises, (iv) upon Lessee's business operations conducted at the Premises, (v) upon, measured by or reasonably attributable to the cost or

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

value of Lessee's equipment, furniture, fixtures and other personal property located on the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Lessee, regardless of whether title to such improvements shall be in Lessor or Lessee, or (vi) in lieu of or equivalent to any Tax set forth in this Section 16. In the event any such Taxes are payable by Lessor and it shall not be lawful for Lessee to reimburse Lessor for such Taxes, then the Rent payable thereunder shall be increased to net Lessor the same net rent after imposition of any such Tax upon Lessor as would have been payable to Lessor prior to the imposition of any such Tax. It is the intention of the parties that Lessor shall be free from all such Taxes and all other governmental impositions and charges of every kind and nature whatsoever. However, nothing contained in this Section 16 shall require Lessee to pay any Federal or State income, franchise, estate, inheritance, succession, transfer or excess profits tax imposed upon Lessor. If any general or special assessment is levied and assessed against the Premises, Lessor agrees to use its best reasonable efforts to cause the assessment to become a lien on the Premises securing repayment of a bond sold to finance the improvements to which the assessment relates which is payable in installments of principal and interest over the maximum term allowed by law. It is understood and agreed that Lessee's obligation under this paragraph will be prorated to reflect the Commencement Date and the end of the Lease Term. It is further understood that if Taxes cover the Premises and Lessee does not occupy the entire Premises, the Taxes will be allocated to the portion of the Premises occupied by Lessee based on a pro-rata square footage or other equitable basis, as determined by Lessor. Lessee shall pay invoiced tax bills on or before due date.

Subject to any limitations or restrictions imposed by any deeds of trust or mortgages now or hereafter covering or affecting the Premises, Lessee shall have the right to contest or review the amount or validity of any Tax by appropriate legal proceedings but which is not to be deemed or construed in any way as relieving, modifying or extending Lessee's covenant to pay such Tax at the time and in the manner as provided in this Section 16. However, as a condition of Lessee's right to contest, if such contested Tax is not paid before such contest and if the legal proceedings shall not operate to prevent or stay the collection of the Tax so contested, Lessee shall, before instituting any such proceeding, protect the Premises and the interest of Lessor and of the beneficiary of a deed of trust or the mortgagee of a mortgage affecting the Premises against any lien upon the Premises by a surety bond, issued by an insurance company acceptable to Lessor and in an amount equal to one and one-half (1 1/2) times the amount contested or, at Lessor's option, the amount of the contested Tax and the interest and penalties in connection therewith. Any contest as to the validity or amount of any Tax, whether before or after payment, shall be made by Lessee in Lessee's own name, or if required by law, in the name of Lessor or both Lessor and Lessee. Lessee shall defend, indemnify and hold harmless Lessor from and against any and all costs or expenses, including attorneys' fees, in connection with any such proceedings brought by Lessee, whether in its own name or not. Lessee shall be entitled to retain any refund of any such contested Tax and penalties or interest thereon which have been paid by Lessee. Nothing contained herein shall be construed as affecting or limiting Lessor's right to contest any Tax at Lessor's expense.

17. Notices: Unless otherwise provided for in this Lease, any and all written notices or other communication (the "Communication") to be given in connection with this Lease shall be given in writing and shall be given by personal delivery, facsimile transmission or by mailing by registered or certified mail with postage thereon or recognized overnight courier, fully prepaid, in a sealed envelope addressed to the intended recipient as follows:

(a)  to the Lessor at:   10050 Bandley Drive
                         Cupertino, California 95014
                         Attention: Carl E. Berg
                         Fax No: (408) 725-1626

(b)  Until Commencement Date for Phase I for Lessee:  166 Baypointe Parkway
                                                      San Jose, California  95134
                                                      Attention: Director, Real Estate & Facilities

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

                                                      CC:  Chief Financial Officer
                                                      Fax No: 408.965.2859

(c)  After Commencement Date for Phase I for Lessee:  XXXXXXX Silver Creek Drive
                                                      San Jose, California
                                                      Attention: Director, Real Estate & Facilities
                                                      CC:  Chief Financial Officer
                                                      Fax No:

or such other addresses, facsimile number or individual as may be designated by a Communication given by a party to the other parties as aforesaid. Any Communication given by personal delivery shall be conclusively deemed to have been given and received on a date it is so delivered at such address provided that such date is a business day, otherwise on the first business day following its receipt, and if given by registered or certified mail, on the day on which delivery is made or refused or if given by recognized overnight courier, on the first business day following deposit with such overnight courier and if given by facsimile transmission, on the day on which it was transmitted provided such day is a business day, failing which, on the next business day thereafter.

18. Entry By Lessor: Lessee shall permit Lessor and its agents to enter into and upon said Premises at all reasonable times using the minimum amount of interference and inconvenience to Lessee and Lessee's business, subject to any security regulations of Lessee, for the purpose of inspecting the same or for the purpose of maintaining the building in which said Premises are situated, or for the purpose of making repairs, alterations or additions to any other portion of said building, including the erection and maintenance of such scaffolding, canopies, fences and props as may be required, without any rebate of Rent and without any liability to Lessee for any loss of occupation or quiet enjoyment of the Premises; and shall permit Lessor and his agents, at any time within ninety
(90) days prior to the end of the Lease Term, to place upon said Premises any usual or ordinary "For Sale" or "For Lease" signs and exhibit the Premises to prospective tenants at reasonable hours.

19.  Destruction Of Premises:

19.1 Damage Subject to Restoration in One Year. In the event one or more of the buildings which are part of the Premises are damaged during the Lease Term from any cause, Lessor shall forthwith repair the same, provided such repairs can be made within one year after the date of the receipt of building permit under the laws and regulations of State, Federal, County, or Municipal authorities but subject to Section 19.3. Such damage shall in no way annul or void this Lease, except that Lessee shall be entitled to a proportionate reduction of Rent while such repairs are being made to the extent of payments received by Lessor or any lender under Lessor's Loss of Rents Insurance coverage.

19.2 Damage Not Subject to Restoration in One Year. In the event one or more of the buildings which are part of the Premises are damaged during the Lease Term from any cause, but such repairs cannot be made within one year after the date of the receipt of building permit under the laws and regulations of State, Federal, County, or Municipal authorities but subject to Section 19.3, either party may terminate this Lease, as to the damaged building or buildings by notice to the other within 20 days after the date Lessor advises Lessee in writing that repair will exceed one year. However, if Lessor exercises such termination right: (a) Lessee shall have the option to avoid such termination by notifying Lessor within 10 days after receipt of such notice that Lessee will commence paying Rent for such damaged building(s) prior to the completion of repairs and at such time as Lessor's Loss of Rents Insurance coverage. with respect to such building(s) has been depleted; and (b) if Landlord thereafter elects to rebuild one or more of such buildings at a point in time where at least 40% of the Lease Term is unexpired, Lessee shall

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

have the right to reinstate this Lease as to the building or buildings Landlord elects to rebuild. If this Lease is not terminated as provided in this Section 19.2, Lessor shall forthwith repair the damage to the buildings(s) and Lessee shall be entitled to a proportionate reduction of Rent while such repairs are being made to the extent of payments received by Lessor or any lender under Lessor's Loss of Rents Insurance coverage.

19.3 Uninsured Damage. Notwithstanding Sections 19.1 and 19.2 above, if the reasonable cost of repairing damage to a building or buildings is not fully covered by Lessor's insurance (with the exception of the deductible thereunder), Lessor shall have the option of terminating this Lease as to the damaged building or buildings by notice to Lessee within 60 days after the date of damage. If Lessor so elects to terminate this Lease as to the damaged building(s), Lessee may avoid such termination by agreeing to pay all costs to repair the damaged building(s) not covered by Lessor's insurance.

19.4 Destruction of Three or More Buildings. If three or more of the buildings within the Premises are damaged to a degree that repairs cannot be made within one year after the date of the receipt of building permit under the laws and regulations of State, Federal, County, or Municipal authorities, either party may terminate this Lease as to the entire Premises (including any undamaged building or buildings) by notice to the other within 30 days after the date of damage. However, if Lessor exercises such termination option, Lessee shall be permitted to remain in possession of any undamaged building or buildings for up to one year after Lessor's notice of termination, subject to all terms and conditions of this Lease (except the Rent shall be proportionately reduced based on the ratio that the rentable area of the undamaged building or buildings bears to the total rentable area of the buildings within the Premises prior to such damage.

19.5 Waiver of Civil Code Sections. The provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by Lessee and Lessor. The parties intend that the provisions of this Lease, including this Section 19, shall govern their respective rights and remedies in case of damage to the Premises.

20. Assignment And Subletting: Lessee shall not assign this Lease, or any interest therein, and shall not sublet the said Premises or any part thereof, or any right or privilege appurtenant thereto, or cause any other person or entity, to occupy or use the Premises, or any portion thereof, without the advance written consent of Lessor (as provided in Section 36). Notwithstanding the above, Lessee may, without the consent of Lessor, assign this Lease or sublet all or any part of the Premises to a bona fide subsidiary or affiliate of Lessee, an entity in which or with which Lessee merges or an entity which acquires all or substantially all of the assets of Lessee ("Excepted Party"). Any such assignment or subletting requiring Lessor's consent made without Lessor's consent shall be void, and shall, at the option of the Lessor, terminate this Lease. This Lease shall not, or shall any interest therein, be assignable, as to the interest of Lessee, by operation of law, without the written consent of Lessor. If Lessee desires to assign its rights under this Lease or to sublet all or any part of the Premises to a party other than an Excepted Party, Lessee shall first notify Lessor of the proposed terms and conditions of such assignment or subletting. Lessor shall have the right of first refusal to enter into a direct Lessor-lessee relationship with such party under such proposed terms and conditions, in which event Lessee shall be relieved of its obligations hereunder to the extent of the Lessor-lessee relationship entered into between Lessor and such third party; provided, however, that notwithstanding the above, Lessee shall have the right to sublease up to One Hundred and Fifty Thousand Square Feet (150,000 sq.ft.) for a period up to five (5) years from the Commencement Date of Phase I (but no renewals or extensions on such sublease shall be allowed by Lessor)and Lessor's right of first refusal shall not apply as to any such sublease(s) If Lessee exercises its right of first refusal to enter into a direct Lessor-Lessee relationship with a new lessee, then Lessee may recover from such rent an amount equal to the unamortized value of its tenant improvements and Lessee shall continue to own such improvements until end of the Lease Term at which time such title to such improvements shall revert to Lessor. Notwithstanding the foregoing, Lessee may assign this Lease to an Excepted Party, provided there is no substantial reduction in the net worth of the resulting guarantor. Whether or not Lessor's consent to a sublease or assignment is required, in the event of any sublease or assignment, Lessee shall be and shall remain primarily liable for the performance of all conditions, covenants, and obligations of Lessee hereunder and, in the event of a default by an assignee or sublessee, Lessor may proceed directly against the original Lessee hereunder and/or any other predecessor of such assignee or sublessee without the necessity of

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

exhausting remedies against said assignee or sublessee. If Lessee merges or sells substantially all of its assets and the net worth of the resulting entity is substantially less than that of Lessee, such sale shall be a default under this Lease unless approved by Lessor.

21. Condemnation: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and a part thereof remains which is susceptible of occupation hereunder, this Lease shall as to the part so taken, terminate as of the date title vests in the condemnor or purchaser, and the Rent payable hereunder shall be adjusted so that the Lessee shall be required to pay for the remainder of the Lease Term only that portion of Rent as the value of the part remaining. The rental adjustment resulting will be computed at the same Rental rate for the remaining part not taken; however, Lessor shall have the option to terminate this Lease as of the date when title to the part so taken vests in the condemnor or purchaser. If all of the Premises, or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall thereupon terminate. If a part or all of the Premises be taken, all compensation awarded upon such taking shall be payable to the Lessor. Lessee may file a separate claim and be entitled to any award granted to Lessee.

22. Effects Of Conveyance: The term "Lessor" as used in this Lease, means only the owner for the time being of the land and building constituting the Premises, so that, in the event of any sale of said land or building, or in the event of a Lease of said building, Lessor shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser of any such sale, or the Lessor of the building, that the purchaser or lessor of the building has assumed and agreed to carry out any and all covenants and obligations of the Lessor hereunder. If any security is given by Lessee to secure the faithful performance of all or any of the covenants of this Lease on the part of Lessee, Lessor may transfer and deliver the security, as such, to the purchaser at any such sale of the building, and thereupon the Lessor shall be discharged from any further liability.

23. Subordination: This Lease, in the event Lessor notifies Lessee in writing, shall be subordinate to any ground lease, deed of trust, or other hypothecation for security now or hereafter placed upon the real property at which the Premises are a part and to any and all advances made on the security thereof and to renewals, modifications, replacements and extensions thereof. Lessee agrees to promptly execute any documents which may be required to effectuate such subordination provided Lessee receives a non-disturbance agreement on standard commercial terms from Lender dated prior to lien. Notwithstanding such subordination, if Lessee is not in default and so long as Lessee shall pay the Rent and observe and perform all of the provisions and covenants required under this Lease, Lessee's right to quiet possession of the Premises shall not be disturbed or effected by any subordination.

24. Waiver: The waiver by Lessor or Lessee of any breach of any term, covenant or condition, herein contained shall not be construed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition therein contained. The subsequent acceptance of Rent hereunder by Lessor shall not be deemed to be a waiver of Lessee's breach of any term, covenant, or condition of the Lease.

25. Holding Over: Any holding over after the end of the Lease Term requires Lessor's written approval prior to the end of the Lease Term, which, notwithstanding any other provisions of this Lease, Lessor may withhold. Such holding over shall be construed to be a tenancy at sufferance from month to month. Lessee shall pay to Lessor monthly base rent equal to one and one-half (1.5) times the monthly base rent installment due in the last month of the Lease Term and all other additional rent and all other terms and conditions of the Lease shall apply, so far as applicable. Holding over by Lessee without written approval of Lessor shall subject Lessee to the liabilities and obligations provided for in this Lease and by law, including, but not limited to those in
Section 2.3 of this Lease. Lessee shall indemnify and hold Lessor harmless against any loss or liability resulting from

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

any delay caused by Lessee in surrendering the Premises, including without limitation, any claims made or penalties incurred by any succeeding lessee or by Lessor; provided that Lessor gives Lessee notice as provided in Section 2.3 of any leases which will result any such claims or penalties. No holding over shall be deemed or construed to exercise any option to extend or renew this Lease in lieu of full and timely exercise of any such option as required hereunder.

26. Lessor's Liability: If Lessee should recover a money judgment against Lessor arising in connection with this Lease, the judgment shall be satisfied only out of the Lessor's interest in the Premises and neither Lessor or any of its partners shall be liable personally for any deficiency. If Lessor has transferred its interest in the Premises, in enforcing any judgment for Lessor's breach of the Lease, Lessee shall be entitled to reach the proceeds of a sale or other disposition of the Premises.

27. Estoppel Certificates: Lessee shall at any time during the Lease Term, upon not less than ten (10) days prior written notice from Lessor, execute and deliver to Lessor a statement in writing certifying that, this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification) and the dates to which the Rent and other charges have been paid in advance, if any, and acknowledging that there are not, to Lessee's knowledge, any uncured defaults on the part of Lessor hereunder or specifying such defaults if they are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises. Lessee's failure to deliver such a statement within such time shall be conclusive upon the Lessee that (a) this Lease is in full force and effect, without modification except as may be represented by Lessor; (b) there are no uncured defaults in Lessor's performance.

28.  Time: Time is of the essence of the Lease.

29. Captions: The headings on titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part thereof. This instrument contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner than by an agreement in writing signed by all of the parties hereto or their respective successors in interest.

30. Party Names: Landlord and Tenant may be used in various places in this Lease as a substitute for Lessor and Lessee respectively.

31. Earthquake Insurance: As a condition of Lessor agreeing to waive the requirement for earthquake insurance, Lessee agrees that it will pay, as additional Rent, which shall be included in the monthly CAC, an amount not to exceed Ninety-Nine Thousand Dollars ($99,000) for Phase I and One Hundred Seventy-Eight Thousand Dollars ($178,000) for Phase I and Phase II combined. per year for earthquake insurance if Lessor desires to obtain some form of earthquake insurance in the future, if and when available, on terms acceptable to Lessor as determined in the sole and absolute discretion of Lessor. Lessee's responsibility for the deductible in case of loss covered under Lessor's earthquake insurance policy should not exceed Three Hundred and Forty Six Thousand Dollars ($346,000) for Phase I and Ninety Eight Thousand and Five Hundred Dollars ($98,500) for Phase II.

32.  Habitual Default: Notwithstanding anything to the contrary contained in
Section 14 herein, Lessor and Lessee agree that if Lessee shall have defaulted in the payment of Rent for two or more times during any twelve month period during the Lease Term, and such defaults continue after written notice of delinquency beyond the applicable cure period, then, at the option of Lessor, either (a) Lessee shall be required to increase the amount of the Security Deposit to three month's Base Rent or (b) Lessor may require Lessee to commence paying Base rent quarterly in advance. If Lessor exercises its option under clause (a) or (b) of the preceding sentence and Lessee thereafter makes all payments of Rent without default for twelve (12) consecutive months, and there exists no material non-monetary default by Lessee at such time, then (i) if Lessor exercised the option under clause (a), the

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

Security Deposit shall be reduced to the sum otherwise required under this Lease but for Lessor's exercise of such option, and (ii) if Lessor exercised the option under clause (b), Lessee may revert to paying the base Rent monthly in advance.

33.  Hazardous Materials

     33.1 Definitions: As used in this Lease, the following terms shall have the following meaning:

     a. The term "Hazardous Materials" shall mean (i) polychlorinated biphenyls;
     (ii) radioactive materials and (iii) any chemical, material or substance now or hereafter defined as or included in the definitions of "hazardous substance" "hazardous water", "hazardous material", "extremely hazardous waste", "restricted hazardous waste" under Section 25115, 25117 or 15122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substances Account Act), (iii) defined as "hazardous material", "hazardous substance", or "hazardous waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release, Response, Plans and Inventory), (iv) defined as a "hazardous substance" under Section 25181 of the California Health and Safety Code, Division 20l, Chapter 6.7 (Underground Storage of Hazardous Substances),
     (v) petroleum, (vi) asbestos, (vii) listed under Article 9 or defined as "hazardous" or "extremely hazardous" pursuant to Article II of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) defined as "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq. or listed pursuant to Section 1004 of the Federal Water Pollution Control Act (33 U.S.C. 1317), (ix) defined as a "hazardous waste", pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., (x) defined as "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Responsibility Compensations, and Liability Act, 42 U.S.C. 9601 et seq., or (xi) regulated under the Toxic Substances Control Act, 156 U.S.C. 2601 et seq.

     b. The term "Hazardous Materials Laws" shall mean any local, state and federal laws, rules, regulations, or ordinances relating to the use, generation, transportation, analysis, manufacture, installation, release, discharge, storage or disposal of Hazardous Material.

     c. The term "Lessor's Agents" shall mean Lessor's agents, representatives, employees, contractors, subcontractors, directors, officers and partners.

     d. The term "Lessee's Agents" shall mean Lessee's agents, representatives, employees, contractors, subcontractors, directors, officers, partners, invitees or any other person in or about the Premises other then Lessor or Lessor's Agents.

     33.2 Lessee's Right to Investigate: Lessee shall be entitled to cause such inspection, soils and ground water tests, and other evaluations to be made of the Premises as Lessee deems necessary regarding (i) the presence and use of Hazardous Materials in or about the Premises, and (ii) the potential for exposure to Lessee's employees and other persons to any Hazardous Materials used and stored by previous occupants in or about the Premises. Lessee shall provide Lessor with copies of all inspections, tests and evaluations. Lessee shall indemnify, defend and hold Lessor harmless from any cost, claim or expense arising from such entry by Lessee or from the performance of any such investigation by such Lessee.

     33.3 Lessor's Representations: Lessor hereby represents and warrants to the best of Lessor's knowledge that the Premises are, as of the date of this Lease, in compliance with all Hazardous Material Laws.

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

     33.4 Lessee's Obligation to Indemnify: Lessee, at its sole cost and expense, shall indemnify, defend, protect and hold Lessor and Lessor's Agents harmless from and against any and all cost or expenses, including those described under subparagraphs i, ii and iii herein below set forth, arising from or caused in whole or in part, directly or indirectly by:

     a. Lessee's or Lessee's Agents' use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Material to, in, on, under, about or from the Premises; or

     b. Lessee's or Lessee's Agents failure to comply with Hazardous Material laws; or

     c. Any release of Hazardous Material to, in, on, under, about, from or onto the Premises caused by or occurring as a result of acts or omissions of Lessee or Lessee's Agents or occurring during the Lease Term, except ground water contamination from other parcels where the source is from off the Premises not arising from or caused by Lessee or Lessee's Agents.

The cost and expenses indemnified against include, but are not limited to the following:

     i. Any and all claims, actions, suits, proceedings, losses, damages, liabilities, deficiencies, forfeitures, penalties, fines, punitive damages, cost or expenses;

     ii. Any claim, action, suit or proceeding for personal injury (including sickness, disease, or death), tangible or intangible property damage, compensation for lost wages, business income, profits or other economic loss, damage to the natural resources of the environment, nuisance, pollution, contamination, leaks, spills, release or other adverse effects on the environment;

     iii. The cost of any repair, clean-up, treatment or detoxification of the Premises necessary to bring the Premises into compliance with all Hazardous Material Laws, including the preparation and implementation of any closure, disposal, remedial action, or other actions with regard to the Premises, and expenses (including, without limitation, reasonable attorney's fees and consultants fees, investigation and laboratory fees, court cost and litigation expenses).

     33.5 Lessee's Obligation to Remediate Contamination: With respect to any Hazardous Materials contamination of the Premises for which Lessee is responsible under Section 33.4, Lessee shall, at its sole cost and expense, promptly take any and all action necessary to remediate contamination during the Lease Term.

     33.6 Obligation to Notify: Lessor and Lessee shall each give written notice to the other as soon as reasonably practical of (i) any communication received from any governmental authority concerning Hazardous Material which related to the Premises and (ii) any contamination of the Premises by Hazardous Materials which constitutes a violation of any Hazardous Material Laws.

     33.7 Survival: The obligations of Lessee under this Section 33 shall survive the Lease Term or earlier termination of this Lease.

     33.8 Certification and Closure: On or before the end of the Lease Term or earlier termination of this Lease, Lessee shall deliver to Lessor a certification executed by Lessee stating that, to the best of Lessee's knowledge, there exists no violation of Hazardous Material Laws resulting from Lessee's obligation in Paragraph 33. If pursuant to local ordinance, state or federal law, Lessee is required, at the expiration of the Lease Term, to submit a closure plan for the Premises to a local, state or federal agency, then Lessee shall comply at its sole cost and expense with the requirements of the closure plan and furnish to Lessor a copy of such plan.

     33.9 Prior Hazardous Materials: Lessee shall have no obligation to clean up or to hold Lessor harmless with respect to any Hazardous Material or wastes discovered on the Premises, except as a result of Environmental Surcharges, which were not introduced into, in, on, about, from or under the Premises during the Lease Term or ground water contamination from other parcels where the source is from off the Premises not arising from or caused by Lessee or Lessee's Agents.

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

34. Brokers: Lessor and Lessee represent that they have not utilized or contacted a real estate broker or finder with respect to this Lease other than CB Richard Ellis ("CB") and Lessee agrees to indemnify and hold Lessor harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through Lessee other than CB. Lessor shall at its sole cost and expense pay an agreed upon brokerage commission to CB in connection with this transaction. Lessor represents and warrants that it has not utilized or contacted a real estate broker or finder with respect to this Lease other than CB and Lessor agrees to indemnify and hold Lessee harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through Lessor.

35.  Option to Extend

A. Option: Lessor hereby grants to Lessee one (1) option to extend the Lease Term, with the extended term to be for a period of five (5) years, on the following terms and conditions:

     (i) Lessee shall give Lessor written notice of its exercise of its option to extend no earlier than twelve (12) , nor later than six (6) calendar months before the Lease Term would end but for said exercise. If Lessee and Lessor have not agreed to rental terms in writing, Lessee may withdraw its notice of exercise of an extension option prior to six (6) months
     before the Lease Term would end but for said exercise.    Lessor shall
     provide Lessee with Lessor's proposed base monthly rent for the option period within twenty (20) days of Lessee's written request. However, once Lessee delivers a notice of exercise of an option to extend the Lease Term it may not be withdrawn except as provided for herein and subject to the provisions of this Section 35, such notice shall operate to extend the
     Lease Term.   Upon any extension of the Lease Term pursuant to this Section
     35, the term "Lease Term" as used in this Lease shall thereafter include the then extended term. Time is of the essence.

     (ii) Lessee may not extend the Lease Term pursuant to any option granted by this Section 35 if Lessee is in default as of the date of the exercise of its option. If Lessee has committed a default by Lessee as defined in
     Section 14 or 32 that has not been cured or waived by Lessor in writing by the date that any extended term is to commence, then Lessor may elect not to allow the Lease Term to be extended, notwithstanding any notice given by Lessee of an exercise of this option to extend.

     (iii) All terms and conditions of this Lease shall apply during the extended term, except that the base rent and rental increases for each extended term shall be determined as provided in Section 35 (B) below

     (iv) The option rights of ONI Systems Corporation granted under this
     Section 35 are granted for ONI Systems Corporation's and Excepted Party's personal benefit and may not be assigned or transferred by ONI Systems Corporation or Excepted Party exercised if ONI Systems Corporation or Excepted Party is not occupying the Premises at the time of exercise

B. Extended Term Rent - Option Period: The monthly Rent for the Premises during the extended term shall equal the fair market monthly Rent for the Premises as of the commencement date of the extended term, but in no case, less than the Rent during the last month of the prior Lease term. Promptly upon Lessee's exercise of the option to extend, Lessee and Lessor shall meet and attempt to agree on the fair market monthly Rent for the Premises as of the commencement date of the extended term. In the event the parties fail to agree upon the amount of the monthly Rent for the extended term prior to commencement thereof, the monthly Rent for the extended term shall be determined by appraisal in the manner hereafter set forth; provided, however, that in no event shall the monthly Rent for the extended term be less than in the immediate preceding period. Annual base rent

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

increases during the extended term shall not be less than four percent (4%) per year. In the event it becomes necessary under this paragraph to determine the fair market monthly Rent of the Premises by appraisal, Lessor and Lessee each shall appoint a real estate appraiser who shall be a member of the American Institute of Real Estate Appraiser ("AIREA") and such appraisers shall each determine the fair market monthly Rent for the Premises taking into account the value of the Premises and the amenities provided by the outside areas, the common areas, and the Building, and prevailing comparable Rentals in the area. Such appraisers shall, within twenty (20) business days after their appointment, complete their appraisals and submit their appraisal reports to Lessor and Lessee. If the fair market monthly Rent of the Premises established in the two
(2) appraisals varies by five percent (5%) or less of the higher Rent, the average of the two shall be controlling. If said fair market monthly Rent varies by more than five percent (5%) of the higher Rental, said appraisers, within ten
(10) days after submission of the last appraisal, shall appoint a third appraiser who shall be a member of the AIREA and who shall also be experienced in the appraisal of Rent values and adjustment practices for commercial properties in the vicinity of the Premises. Such third appraiser shall, within twenty (20) business days after his appointment, determine by appraisal the fair market monthly Rent of the Premises taking into account the same factors referred to above, and submit his appraisal report to Lessor and Lessee. The fair market monthly Rent determined by the third appraiser for the Premises shall be controlling, unless it is less than that set forth in the lower appraisal previously obtained, in which case the value set forth in said lower appraisal shall be controlling, or unless it is greater than that set forth in the higher appraisal previously obtained in which case the Rent set for in said higher appraisal shall be controlling. If either Lessor or Lessee fails to appoint an appraiser, or if an appraiser appointed by either of them fails, after his appointment to submit his appraisal within the required period in accordance with the foregoing, the appraisal submitted by the appraiser properly appointed and timely submitting his appraisal shall be controlling. If the two appraisers appointed by Lessor and Lessee are unable to agree upon a third appraiser within the required period in accordance with the foregoing, application shall be made within twenty (20) days thereafter by either Lessor or Lessee to AIREA, which shall appoint a member of said institute willing to serve as appraiser. The cost of all appraisals under this subparagraph shall be borne equally be Lessor and Lessee.

     C. Effect of Conditional Exercise: As used in this section, "Rent Floor" means the requirement under Section 35.B above that the minimum rent for the extended term be no less than the minimum rent in the immediate preceding period. Lessee may deliver to Lessor under Section 35.B a notice conditionally exercising the option to extend, subject to Lessor's agreement to either waive the Rent Floor or to reduce the floor below the amount specified under Section 35.B. If Lessee timely delivers such a notice ("Conditional Exercise Notice"), Lessor may notify Lessee within thirty (30) days after receipt thereof that Lessor waives such Rent Floor or agrees to accept a reduced Rent Floor as set forth in the Conditional Exercise Notice. If Lessor timely gives the notice described in the preceding sentence, Lessee's Conditional Exercise Notice shall become an unconditional exercise of the option to extend, and the extended term rent shall be established as provided in Section 35.B, except that there shall be no Rent Floor or the Rent Floor shall reduced as provided in the Conditional Exercise Notice. If Lessor does not timely respond to Lessee's Conditional Exercise Notice in the manner contemplated above, Lessee's Conditional Exercise Notice shall be ineffective and Lessee's extension option shall lapse. However, in such case, Lessor shall not, prior to the expiration of the Lease term, enter into any lease or option to lease of all or any part of the Premises with a third party for less than the Rent Floor unless Lessor first delivers to Lessee a notice ("Refusal Notice") setting forth all relevant terms and conditions of the proposed lease or option to lease. Lessee shall have five days after the delivery of the Refusal Notice to notify Lessor that Lessee accepts such terms, in which case Lessor and Lessee shall promptly execute a new lease, or an amendment to this Lease, incorporating the terms set forth in the Refusal Notice. However, if Lessee does not so respond to the Refusal Notice, Lessor shall be free to enter into a lease or option to lease with such third party on terms no less favorable to Lessor than those set forth in the Refusal Notice.


36. Approvals: Whenever in this Lease the Lessor's or Lessee's consent is required, such consent shall not be unreasonably or arbitrarily withheld or delayed. In the event that the Lessor or Lessee does not respond to a request for any consents which

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

may be required of it in this Lease within ten business days of the request of such consent in writing by the Lessee or Lessor, such consent shall be deemed to have been given by the Lessor or Lessee.

37. Authority: Each party executing this Lease represents and warrants that he or she is duly authorized to execute and deliver the Lease. If executed on behalf of a corporation, that the Lease is executed in accordance with the by-laws of said corporation (or a partnership that the Lease is executed in accordance with the partnership agreement of such partnership), that no other party's approval or consent to such execution and delivery is required, and that the Lease is binding upon said individual, corporation (or partnership) as the case may be in accordance with its terms.

38. Indemnification of Lessor: Except to the extent caused by the sole negligence or willful misconduct of Lessor or Lessor's Agents, Lessee shall defend, indemnify and hold Lessor harmless from and against any and all obligations, losses, costs, expenses, claims, demands, attorney's fees, investigation costs or liabilities on account of, or arising out of the use, condition or occupancy of the Premises or any act or omission to act of Lessee or Lessee's Agents or any occurrence in, upon, about or at the Premises, including, without limitation, any of the foregoing provisions arising out of the use, generation, manufacture, installation, release, discharge, storage, or disposal of Hazardous Materials by Lessee or Lessee's Agents. It is understood that Lessee is and shall be in control and possession of the Premises and that Lessor shall in no event be responsible or liable for any injury or damage or injury to any person whatsoever, happening on, in, about, or in connection with the Premises, or for any injury or damage to the Premises or any part thereof. This Lease is entered into on the express condition that Lessor shall not be liable for, or suffer loss by reason of injury to person or property, from whatever cause, which in any way may be connected with the use, condition or occupancy of the Premises or personal property located herein. The provisions of this Lease permitting Lessor to enter and inspect the Premises are for the purpose of enabling Lessor to become informed as to whether Lessee is complying with the terms of this Lease and Lessor shall be under no duty to enter, inspect or to perform any of Lessee's covenants set forth in this Lease. Lessee shall further indemnify, defend and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation to Lessee's part to be performed under the terms of this Lease. The provisions of Section 38 shall survive the Lease Term or earlier termination of this Lease with respect to any damage, injury or death occurring during the Lease Term.

39. Successors And Assigns: The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; and all of the parties hereto shall be jointly and severally liable hereunder.

40. Miscellaneous Provisions: All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law and are in addition to all other rights or remedies in law and in equity.

41. Choice of Law: This lease shall be construed and enforced in accordance with the substantive laws of the State of California. The language of all parts of this lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Lessor or Lessee.

42. Right of First Offer to Lease: Prior to Lessor accepting any offer to lease any Mission West buildings in the Silver Creek area of San Jose, or prior to Lessor making any offer to lease any Mission West building in the Silver Creek area of San Jose, Lessor shall give Lessee written notice of such offer and Lessee shall have the opportunity to lease the subject building or the part thereof offered for lease on the terms and conditions set forth in the notice of offer. Lessee shall have the option, which may be exercised by written notice to Lessor at any time within fifteen (15) days from the receipt of the Lessor's notice to agree to lease the portion of the subject building specified in the notice to Lessee. If Lessee fails to exercise its option within the 15-day period, Lessor shall have 270 days thereafter to lease the subject building specified in the notice, but in no case on terms more favorable than those offered to Lessee.

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

If Lessor elects, within 270 days of Lessor's notice, to lease the subject building to a third party on terms more favorable to the third party lessee than the terms set forth in the above offer, then Lessor must re-offer the subject building to Lessee on the same terms and conditions offered to the third party lessee ("Lessor's Second Notice"). Lessee shall have five (5) business days from Lessee's receipt of Lessor's Second Notice to elect to lease the subject building. If Lessee does not respond in writing accepting all terms and conditions, Lessor shall thereafter be entitled to lease the subject building to the third party on the terms and conditions set forth in Lessor's Second Notice or on other terms and conditions at least as favorable to Lessor as said terms and conditions in Lessor's Second Notice for a period of 270 days after which Lessee's Right of First Offer to Lease shall again be in effect for the Premises or the subject building. This right of first offer is subject to any existing rights of lessees.


43. Right of First Offer to Purchase: Prior to Lessor accepting any offer to sell Premises or any part thereof, Lessor shall give Lessee written notice of such offer and Lessee shall have the opportunity to purchase the Premises or the part thereof offered for sale on the terms and conditions set forth in the notice of offer. Lessee shall have the option, which may be exercised by written notice to Lessor at any time within fifteen (15) days from the receipt of the Lessor's notice to sell Premises or portion thereof specified in the notice to Lessee. If Lessee fails to exercise its option within the 15-day period, Lessor shall have 270 days thereafter to sell the Premises or portion thereof in the notice, but in no case on terms more favorable than those offered to Lessee.

If Lessor elects, within 270 days of Lessor's notice, to sell the Premises or portion thereof to a third party on terms more favorable to the third party purchaser than the terms set forth in the above offer, then Lessor must re-offer the Premises or portion thereof on the same terms and conditions offered to the third party purchaser ("Lessor's Second Notice"). Lessee shall have five (5) business days from Lessee's receipt of Lessor's Second Notice to elect to purchase Premises or portion thereof. If Lessee does not respond in writing accepting all terms and conditions, Lessor shall thereafter be entitled to sell the Premises or portion thereof to the third party on the terms and conditions set forth in Lessor's Second Notice or on other terms and conditions at least as favorable to Lessor as said terms and conditions in Lessor's Second Notice for a period of 270 days. After 270 days Lessee's Right of First Offer to Purchase shall again be in effect for the Premises or portion thereof. Notwithstanding the above, Lessee's Right of First Offer to Purchase herein shall be null and void if the sale of Premises involves Lessor's entire portfolio or a portion thereof exceeding 900,000 sq.ft.. Any sale as provided in this paragraph shall void any future purchase rights under this Section 43.


44. Entire Agreement: This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided for herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

In Witness Whereof, Lessor and Lessee have executed this Lease, the day and year first above written.

Lessor                                                                  Lessee
Mission West Properties, L.P.                                           ONI Systems Corporation
By: Mission West Properties, Inc., its general partner

By:                                                                     By:
    -------------------------------------------------------                 -------------------------------------------------------
Signature of authorized representative                                  signature of authorized representative

-----------------------------------------------------------             ------------------------------------------------------------
printed name                                                            printed name


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


-----------------------------------------------------------             ----------------------------------------------------------
Title                                                                   Title

-----------------------------------------------------------             ----------------------------------------------------------
Date                                                                    Date

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

                                   Exhibit A

Site plan to be attached.

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

                                   Exhibit B

                                 BUILDING SHELL

Mission West Properties ("Building Shell") includes the following items in customary quantities and quality. All items not listed are part of Lessee Interior Improvements.

Exterior walls
Foundations
Floors Slabs
Roof structures and membrane
Glazing
Exit doors
Truck doors
Landscaping
Parking and paving
Storm sewer line to building
Sanitary sewer line to building
Water line to building
Paint of exterior walls
Shell architecture and engineering (Mission West staff)
All permits for the above items

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

                                   Exhibit C

Building Shell plans to be attached.

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

                                   Exhibit D


Lessee Interior Improvement Plans to be attached.

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

                                   Exhibit F
                           Lessee Approval Deadlines

                                                                                     Phase I   Phase II
                                                                                     --------  --------
Lease signed                                                                         05/15/00  N/A

Approval of site plan                                                                Approved  Approved

Approval of building elevation                                                       Approved  Approved

Approval of restroom, stairs and underground plumbing                                06/15/00  05/15/02

Approval of preliminary floor plan, single line                                      07/01/00  06/01/02

Approval of final shell plans                                                        Approved  Approved

Approval of interior plans and specifications                                        07/15/00  06/15/02

Final selection of all material and interior finishes for construction such as
Carpet, ceramic tile, paint, and any other lessee selected materials and finishes    08/15/00  07/15/02

Lessee shall not unreasonably withhold approval of final shell or interior plans if they conform in general to the preliminary site plan, preliminary elevation, and floor plans.

The Commencement Date shall be extended one day for each day Lessee does not meet each deadline set forth on this Exhibit E and Lessee shall pay Rent for any delays that effect the Substantial Completion Date which shall be considered a Lessee Delay.

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